HF Financial Corp. Reports Third Quarter 2015 GAAP Earnings of $0.10 Per Diluted Share and Core Diluted Earnings Per Share of $0.23
Tangible Capital Ratio Expands to 8.67%
Net Interest Margin Expansion Continues
Company Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, April 27, 2015 -- HF Financial Corp. (Nasdaq: HFFC) today reported third quarter earnings of $719,000, or $0.10 per share compared to $2.0 million, or $0.28 per share one year earlier. The quarter’s earnings were influenced by the completion of the strategy to reduce borrowings through the use of liquid investments which began in the preceding quarter and costs associated with previously announced branch consolidations. For the nine months ended March 31, 2015, earnings totaled $1.7 million compared to $5.1 million for the same period ended March 31, 2014. Core earnings, a non-GAAP measure, were $1.6 million, or $0.23 per diluted share for the third fiscal quarter of 2015, as compared to core earnings of $1.8 million, or $0.26 per diluted share, for the third fiscal quarter a year ago. For the first nine months of fiscal 2015, core earnings were $5.3 million, or $0.75 per diluted share compared to $4.8 million, or $0.67 per diluted share for the first nine months of fiscal 2014.
Loan balances grew 15.5% to $871.6 million from a year ago, while FHLB advances and other borrowings declined 72.1% to $41.2 million. Total assets declined to $1.14 billion at March 31, 2015, from $1.26 billion one year earlier and tangible capital as a percent of tangible assets increased 112 basis points to 8.67%. Asset quality remains strong with nonperforming assets as a percentage of total assets at 1.15% at March 31, 2015, compared to 1.50% one year earlier.
“We have substantially improved our tangible capital ratio and net interest margin in the past two quarters by repaying a large balance of higher-cost FHLB advances and reducing lower-yielding investment securities. Further, upon completion of the recently announced branch sale, we expect to further exceed all of our capital requirement ratios providing more flexibility in our capital management strategies. Our banking platform is well positioned for continued loan and deposit growth, and the communities we serve will continue to benefit from our enhanced service,” said Stephen Bianchi, President and Chief Executive Officer.

Announces Branch Sale of Pierre, SD Loans, Deposits and Facility Assets

On April 15, 2015, the Company issued a press release announcing that it had entered into a definitive agreement to sell its Pierre, SD branch location. Bianchi stated, "This agreement was done as part of our ongoing strategy to increase our focus on customer service and organic growth in our core banking markets of eastern South Dakota, and our newer metropolitan markets in Fargo, ND and the Twin Cities. Under the terms of this agreement we are selling loans, deposits and branch facilities and equipment. We are confident the buyer, First Dakota National Bank, will continue to provide excellent service to our clients and contribute positively to the Pierre community."   A closing is expected in July, 2015, subject to regulatory approval.

Fiscal 2015 Third Quarter Financial Highlights: (at or for the periods ended March 31, 2015, compared to December 31, 2014, and/or March 31, 2014.)

•
Core earnings, a non- GAAP measure, were $1.6 million, or $0.23 per share, for the third fiscal quarter of 2015. GAAP earnings were $719,000, or $0.10 per diluted share for the third quarter. The reported earnings were impacted by a $1.1 million loss on the sale of securities, costs associated with branch closures of $695,000, and offset partially by gains on the sale of property of $313,000.

•
FHLB advances totaling $122.9 million were repaid during the third fiscal quarter and funded through the sale of investment securities. These sale and repayment activities largely complete the balance sheet restructuring initiated in the previous fiscal quarter. Average borrowing costs decreased to 0.35% in the third fiscal quarter compared to 1.68% the previous quarter.

•	The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”), a non-GAAP measure, increased to 3.33% for the fiscal third quarter 2015 compared to 3.19% for the previous quarter.

•	Total loans increased to $871.6 million at March 31, 2015, from $855.1 million at December 31, 2014, and from $754.8 million one year earlier, or a 15.5% increase year over year.

•
Nonperforming assets totaled $13.1 million, or 1.15% of total assets at quarter end compared to $12.8 million or 1.01% of total assets one quarter earlier. One year earlier, nonperforming assets totaled $18.8 million, or 1.50% of total assets. Nonperforming assets at March 31, 2015, include $8.7 million of non-accruing troubled debt restructured loans that are compliant with their restructured terms. Net charge-offs were $203,000 for the fiscal third quarter, and $691,000 on a year-to-date basis or just 0.11% annualized of the average total loans.

•	Loan loss allowances totaled 1.26% of total loans at March 31, 2015, compared to 1.28% one quarter earlier. The Company has no direct exposure to the Oil & Gas Industry.

•	As previously announced, the Bank reached an agreement to sell its branch office in Pierre, SD. The transaction is expected to close in the first fiscal quarter of 2016.

•
Bank capital ratios as of March 31, 2015, continued to remain well above the newly implemented regulatory “well-capitalized” minimum levels and includes the newly implemented common equity tier 1 capital to risk-weighted assets ratio:

•	Total risk-based capital to risk-weighted assets was 13.64% versus 13.86% at December 31, 2014.

•	Tier 1 capital to risk-weighted assets was 12.50% versus 12.70% at December 31, 2014.

•	Tier 1 capital to total adjusted assets was 10.23% versus 9.46% at December 31, 2014.

•	Common equity tier 1 capital to risk-weighted assets was 12.50% at March 31, 2015.

•	The most recent dividend of $0.1125 per share represents 3.05% current yield at recent market prices.

•
Tangible book value was $13.93 per share at March 31, 2015, compared to $13.41 per share one year earlier. This increase in tangible book value combined with a total dividend of $0.45 results in an intrinsic return of 7.23% for the past twelve month period.

For a reconciliation of core earnings and core diluted earnings per share to accounting principles generally accepted in the United States ("GAAP") for net income and GAAP diluted earnings per share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."
Balance Sheet and Asset Quality Review
HF Financial’s total asset base was $1.14 billion at March 31, 2015, compared to $1.26 billion one quarter earlier. HF Financial continues to grow its loan portfolio and fund new loans, in part, with proceeds from short-term, liquid investments. In the third fiscal quarter of 2015, total loans increased $16.5 million to $871.6 million from the end of the previous quarter and $116.8 million, or 15.5% from a year ago. The increase in the loan balance reflected an increased balance of commercial real estate and agricultural loans. Commercial real estate loans were the largest portion of the portfolio, which totaled 53.0% of total loans at March 31, 2015, followed by agricultural loans totaling 24.6%.
“Our loan portfolio remains well diversified. Within our commercial and agricultural portfolios we have minimized concentrations with commercial real estate spread amongst multi-family, hotels, shopping centers and more, while the agriculture portfolio varies within dairy, grain, beef, corn and farmland,” stated Bianchi.

Total deposits decreased slightly to $934.3 million at March 31, 2015, from $952.4 million one year earlier and $946.8 million one quarter earlier. Non-certificate accounts represented 68.6% of total deposits while certificates of deposit represented 31.4% of total deposits at March 31, 2015.
FHLB advances and other borrowings decreased during the third fiscal quarter of 2015 to $41.2 million compared to $164.1 million in the previous quarter. At period end March 31, 2015, the weighted average cost of FHLB borrowings is 0.37%.
Nonperforming assets ("NPAs"), which included $8.7 million of troubled debt restructurings that are in compliance with their restructured terms, totaled $13.1 million at March 31, 2015 compared to $18.8 million one year earlier. At March 31, 2015, NPAs represented 1.15% of total assets and included only $27,000 in foreclosed assets.
The allowance for loan and lease losses at March 31, 2015, totaled $11.0 million and represented 1.26% of total loans and leases. Total allowance relative to total nonperforming loans was 84.4% at March 31, 2015, compared to 55.8% one year earlier.
Tangible common stockholders' equity increased to 8.67% of tangible assets at March 31, 2015 from 7.72% at December 31, 2014. Tangible book value per common share was $13.93 at March 31, 2015, up from $13.41 one year earlier.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 12.50% at March 31, 2015, while the ratio of Tier 1 capital to total adjusted assets was 10.23%. These regulatory ratios were higher than the required minimum levels of 6.00% and 4.00%, respectively.
Review of Operations
For the third fiscal quarter ending March 31, 2015, HF Financial's operations reflected the completion of balance sheet restructuring activities designed to improve the net interest margin, while the growing loan portfolio has improved yields on interest earning assets. Net interest income totaled $8.8 million for the third fiscal quarter of fiscal 2015 compared to $9.4 million the previous quarter and $8.3 million one year earlier. The prior quarter included the recovery of $771,000 of non-accruing interest on a refinanced loan. The NIM, TE expanded to 3.33% for the fiscal third quarter compared to 3.19% the previous quarter and 2.95% one year earlier.
“We have reset our funding and branch structure to facilitate lower cost core operations. Our net interest margin has increased significantly, and we are getting more efficient use of our branch office network,” stated Brent Olthoff, Chief Financial Officer and Treasurer.
Provision for loan losses reflect reserves established for the larger loan portfolio, environmental conditions and historical charge-off activity. Provisions totaled $282,000 for the third fiscal quarter of 2015, compared to $941,000 for the second fiscal quarter of 2015 and $260,000 for the year ago quarter.
Noninterest income totaled $2.1 million for the fiscal third quarter of 2015 compared to $3.1 million in the previous quarter. The sale of securities to fund the repayment of FHLB advances resulted in a loss of $1.1million, while the loss on disposal of closed branch fixed assets was $298,000. Mortgage activity produced $776,000 in servicing and gains on loan sales revenue in the third fiscal quarter of 2015 compared to $817,000 in the previous quarter. Fees on deposits totaled $1.4 million for the third quarter of fiscal 2015 compared to $1.6 million the previous quarter. Other noninterest income for the fiscal third quarter included a $313,000 net gain on sale of a branch property subsequently leased back by the Company.
Total noninterest expenses were $9.8 million compared to $13.1 million in the previous quarter. The previous quarter included costs associated with the prepayment of FHLB advances totaling $4.1 million. The current quarter reflected numerous one-time costs associated with the branch closures totaling approximately $397,000.
These financial results are preliminary until the Form 10-Q is filed in May 2015.

Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the second fiscal quarter 2015. The dividend is payable May 15, 2015 to stockholders of record May 8, 2015.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” and "Core Earnings" are non-GAAP financial measures. Information regarding the usefulness of Net Interest Margin, TE and Core Earnings appear in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, these presentations may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 24 offices in 18 communities, throughout Eastern South Dakota, Minnesota, and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2014, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2015	2014	2014	2015	2014
Interest, dividend and loan fee income:
Loans and leases receivable	$9,197	$10,192	$8,781	$28,549	$25,740
Investment securities and interest-earning deposits	863	1,059	1,716	3,128	4,099
	10,060	11,251	10,497	31,677	29,839
Interest expense:
Deposits	846	899	960	2,661	2,996
Advances from Federal Home Loan Bank and other borrowings	365	988	1,212	2,517	3,955
	1,211	1,887	2,172	5,178	6,951
Net interest income	8,849	9,364	8,325	26,499	22,888
Provision for losses on loans and leases	282	941	260	1,201	279
Net interest income after provision for losses on loans and leases	8,567	8,423	8,065	25,298	22,609
Noninterest income:
Fees on deposits	1,375	1,550	1,472	4,524	4,727
Loan servicing income, net	319	345	703	1,034	2,132
Gain on sale of loans	457	472	344	1,476	1,759
Earnings on cash value of life insurance	204	208	201	619	613
Trust income	234	225	229	682	642
Commission and insurance income	438	367	404	1,224	1,035
Gain (loss) on sale of securities, net	(1,076)	(75)	233	(1,117)	591
Loss on disposal of closed-branch fixed assets	(298)	—	—	(461)	—
Other	402	33	98	540	295
	2,055	3,125	3,684	8,521	11,794
Noninterest expense:
Compensation and employee benefits	5,675	5,508	5,298	16,434	16,025
Occupancy and equipment	1,330	1,008	1,058	3,381	3,140
FDIC insurance	221	191	220	627	661
Check and data processing expense	815	815	784	2,463	2,297
Professional fees	447	425	502	1,512	1,633
Marketing and community investment	444	376	315	1,192	935
Foreclosed real estate and other properties, net	24	9	50	61	306
Loss on early extinguishment of debt	—	4,065	—	4,065	—
Other	824	752	691	2,215	2,027
	9,780	13,149	8,918	31,950	27,024
Income (loss) before income taxes	842	(1,601)	2,831	1,869	7,379
Income tax expense (benefit)	123	(733)	858	206	2,257
Net income (loss)	$719	$(868)	$1,973	$1,663	$5,122

Basic earnings (loss) per common share:	$0.10	$(0.12)	$0.28	$0.24	$0.73
Diluted earnings (loss) per common share:	$0.10	$(0.12)	$0.28	$0.24	$0.73
Basic weighted average shares:	7,054,197	7,054,340	7,055,440	7,054,662	7,055,256
Diluted weighted average shares:	7,061,035	7,059,032	7,057,953	7,059,805	7,057,896
Outstanding shares (end of period):	7,054,451	7,054,352	7,055,440	7,054,451	7,055,440
Number of full-service offices	23	26	27

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$19,933	$24,256
Investment securities available for sale	160,951	348,878
Investment securities held to maturity	20,234	19,507
Correspondent bank stock	3,203	6,367
Loans held for sale	4,460	6,173

Loans and leases receivable	871,613	811,946
Allowance for loan and lease losses	(11,012)	(10,502)
Loans and leases receivable, net	860,601	801,444

Accrued interest receivable	4,970	5,407
Office properties and equipment, net of accumulated depreciation	14,882	13,805
Foreclosed real estate and other properties	27	180
Cash value of life insurance	21,150	20,644
Servicing rights, net	10,671	11,218
Goodwill and intangible assets, net	4,749	4,830
Other assets	12,535	12,020
Total assets	$1,138,366	$1,274,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$934,318	$999,174
Advances from Federal Home Loan Bank and other borrowings	41,201	120,643
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	20,418	13,683
Accrued expenses and other liabilities	14,548	14,740
Total liabilities	1,035,322	1,173,077
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,137,906 and 9,138,895 shares issued at March 31, 2015 and June 30, 2014, respectively	91	91
Additional paid-in capital	46,320	46,218
Retained earnings, substantially restricted	88,976	89,694
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,446)	(3,454)
Less cost of treasury stock, 2,083,455 shares at March 31, 2015 and June 30, 2014	(30,897)	(30,897)
Total stockholders' equity	103,044	101,652
Total liabilities and stockholders' equity	$1,138,366	$1,274,729

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Nine Months Ended
	Mar 31,	Dec 31,	Mar 31,	March 31,
	2015	2014	2014	2015	2014
Balance, beginning	$10,933	$10,379	$10,605	$10,502	$10,743
Provision charged to income	282	941	260	1,201	279
Charge-offs	(268)	(433)	(563)	(842)	(1,094)
Recoveries	65	46	44	151	418
Balance, ending	$11,012	$10,933	$10,346	$11,012	$10,346

Asset Quality	March 31, 2015	December 31, 2014	March 31, 2014
Nonaccruing loans and leases	$13,043	$12,811	$18,553
Accruing loans and leases delinquent more than 90 days	—	—	—
Foreclosed assets	27	2	266
Total nonperforming assets (1)	$13,070	$12,813	$18,819

General allowance for loan and lease losses	$10,491	$10,473	$9,628
Specific impaired loan valuation allowance	521	460	718
Total allowance for loans and lease losses	$11,012	$10,933	$10,346

Ratio of nonperforming assets to total assets at end of period (1)	1.15%	1.01%	1.50%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.50%	1.50%	2.46%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.11%	0.12%	0.12%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.26%	1.28%	1.37%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	84.4%	85.3%	55.8%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets. Includes nonaccruing troubled debt restructured loans compliant with their restructured terms of $8.7 million, $9.3 million, and $15.2 million, for the respective quarters.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2015 and March 31, 2014 and the six months ended December 31, 2014 have been annualized.

Troubled Debt Restructuring Summary	March 31, 2015	December 31, 2014	March 31, 2014
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$52	$182	$47
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	8,664	9,339	15,200
Accruing troubled debt restructurings (4)	2,788	1,633	1,384
Total troubled debt restructurings	$11,504	$11,154	$16,631
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $189, $196, and $258, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	March 31, 2015	December 31, 2014	June 30, 2014
Common stockholder's equity before OCI (1) to consolidated assets	9.22%	8.31%	8.27%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	0.03	(0.06)	(0.11)
Defined benefit plan	(0.12)	(0.11)	(0.11)
Derivatives and hedging activities	(0.04)	(0.04)	(0.05)
Goodwill and intangible assets, net to consolidated assets	(0.42)	(0.38)	(0.38)
Tangible common equity to tangible assets	8.67%	7.72%	7.62%

Tangible book value per common share (2)	$13.93	$13.76	$13.72

Tier I capital (to adjusted total assets) (3)	10.23%	9.46%	9.49%
Tier I capital (to risk-weighted assets) (3)	12.50	12.70	13.38
Common equity tier I capital (to risk-weighted assets) (3)(4)	12.50	NA	NA
Total risk-based capital (to risk-weighted assets) (3)	13.64	13.86	14.54
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.
(4) Common equity tier I capital ratio is a regulatory ratio reporting requirement effective beginning March 31, 2015.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$50,681	5.8%	$47,886	5.9%
Construction	5,880	0.7	3,838	0.5
Commercial:
Commercial business (1)	71,648	8.2	82,459	10.2
Equipment finance leases	224	—	847	0.1
Commercial real estate:
Commercial real estate	309,204	35.5	294,388	36.3
Multi-family real estate	103,345	11.9	87,364	10.7
Construction	49,226	5.6	22,946	2.8
Agricultural:
Agricultural real estate	93,265	10.7	79,805	9.8
Agricultural business	121,493	13.9	115,397	14.2
Consumer:
Consumer direct	14,869	1.7	17,449	2.1
Consumer home equity	49,171	5.7	56,666	7.0
Consumer overdraft & reserve	2,607	0.3	2,901	0.4
Total (2)	$871,613	100.0%	$811,946	100.0%
_________________________________________________
(1) Includes $1,512 and $1,645 tax exempt leases at March 31, 2015 and June 30, 2014, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$151,211	16.2%	164,918	16.5%
Interest-bearing checking accounts	178,745	19.1	173,879	17.4
Money market accounts	217,507	23.3	238,507	23.9
Savings accounts	93,571	10.0	160,277	16.0
In-market certificates of deposit	253,861	27.2	236,026	23.6
Out-of-market certificates of deposit	39,423	4.2	25,567	2.6
Total deposits	$934,318	100.0%	$999,174	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	March 31, 2015		December 31, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$861,736	4.33%	$846,772	4.78%
Investment securities(2)(3)	239,105	1.46	342,251	1.23
Total interest-earning assets	1,100,841	3.71%	1,189,023	3.75%
Noninterest-earning assets	78,432		76,821
Total assets	$1,179,273		$1,265,844
Interest-bearing liabilities:
Deposits:
Checking and money market	$391,645	0.23%	$393,683	0.23%
Savings	99,196	0.20	108,277	0.19
Certificates of deposit	294,573	0.79	290,981	0.85
Total interest-bearing deposits	785,414	0.44	792,941	0.45
FHLB advances and other borrowings	90,707	0.35	164,800	1.68
Subordinated debentures payable to trusts	24,837	4.67	24,837	4.66
Total interest-bearing liabilities	900,958	0.55%	982,578	0.76%
Noninterest-bearing deposits	141,370		149,505
Other liabilities	34,495		30,593
Total liabilities	1,076,823		1,162,676
Equity	102,450		103,168
Total liabilities and equity	$1,179,273		$1,265,844
Net interest spread(4)		3.16%		2.99%
Net interest margin(4)(5)		3.26%		3.12%
Net interest margin, TE(6)		3.33%		3.19%
Return on average assets(7)		0.25%		(0.27)%
Return on average equity(8)		2.85%		(3.34)%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended March 31, 2015 and December 31, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Nine Months Ended
	March 31, 2015		March 31, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$842,062	4.52%	$742,320	4.62%
Investment securities(2)(3)	316,305	1.32	427,220	1.28
Total interest-earning assets	1,158,367	3.64%	1,169,540	3.40%
Noninterest-earning assets	76,064		73,184
Total assets	$1,234,431		$1,242,724
Interest-bearing liabilities:
Deposits:
Checking and money market	$395,476	0.24%	$362,809	0.26%
Savings	118,616	0.20	143,448	0.24
Certificates of deposit	280,474	0.85	264,470	1.02
Total interest-bearing deposits	794,566	0.45	770,727	0.52
FHLB advances and other borrowings	131,175	1.66	157,187	2.49
Subordinated debentures payable to trusts	24,837	4.75	24,837	5.42
Total interest-bearing liabilities	950,578	0.73%	952,751	0.97%
Noninterest-bearing deposits	148,988		162,141
Other liabilities	32,262		30,642
Total liabilities	1,131,828		1,145,534
Equity	102,603		97,190
Total liabilities and equity	$1,234,431		$1,242,724
Net interest spread(4)		2.91%		2.43%
Net interest margin(4)(5)		3.05%		2.61%
Net interest margin, TE(6)		3.11%		2.66%
Return on average assets(7)		0.18%		0.55%
Return on average equity(8)		2.16%		7.02%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the nine months ended March 31, 2015 and March 31, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

March 31, 2015	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$178	$—	$111	$289	$50,392	$—	$225	$225
Construction	—	—	—	—	5,880	—	—	—
Commercial:
Commercial business	18	250	235	503	71,145	—	2,443	2,443
Equipment finance leases	—	—	—	—	224	—	—	—
Commercial real estate:
Commercial real estate	—	—	66	66	309,138	—	531	531
Multi-family real estate	—	—	—	—	103,345	—	—	—
Construction	—	—	—	—	49,226	—	—	—
Agricultural:
Agricultural real estate	—	87	—	87	93,178	—	3,356	3,356
Agricultural business	1,333	17	124	1,474	120,019	—	6,156	6,156
Consumer:
Consumer direct	—	—	4	4	14,865	—	44	44
Consumer home equity	170	46	204	420	48,751	—	288	288
Consumer OD & reserve	—	—	—	—	2,607	—	—	—
Total	$1,699	$400	$744	$2,843	$868,770	$—	$13,043	$13,043

December 31, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$111	$111	$44,629	$—	$227	$227
Construction	—	—	—	—	5,890	—	—	—
Commercial:
Commercial business	32	—	195	227	69,917	—	2,722	2,722
Equipment finance leases	—	—	—	—	344	—	—	—
Commercial real estate:
Commercial real estate	—	—	66	66	314,174	—	563	563
Multi-family real estate	—	—	—	—	99,722	—	—	—
Construction	—	—	—	—	39,112	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	92,123	—	3,134	3,134
Agricultural business	25	—	178	203	119,268	—	5,613	5,613
Consumer:
Consumer direct	12	—	4	16	15,514	—	66	66
Consumer home equity	151	—	315	466	50,387	—	486	486
Consumer OD & reserve	7	—	—	7	2,954	—	—	—
Total	$227	$—	$869	$1,096	$854,034	$—	$12,811	$12,811
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliations
(Dollars in Thousands, except share data)
(Unaudited)

Reconciliation of Net Interest Margin to Net Interest Margin-Tax Equivalent Yield

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2015	2014	2014	2015	2014
Net interest income	$8,849	$9,364	$8,325	$26,499	$22,888
Taxable equivalent adjustment	183	191	176	561	486
Adjusted net interest income	9,032	9,555	8,501	27,060	23,374
Average interest-earning assets	1,100,841	1,189,023	1,167,017	1,158,367	1,169,540
Net interest margin, TE	3.33%	3.19%	2.95%	3.11%	2.66%

Reconciliation of GAAP Earnings and Core Earnings
Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on the sale of securities, the charges incurred from the prepayment of borrowings, the net gain or loss recorded on the sale of property, and costs incurred for branch closures.

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2015	2014	2014	2015	2014
GAAP earnings before income taxes	$842	$(1,601)	$2,831	$1,869	$7,379
Net loss (gain) on sale of securities	1,076	75	(233)	1,117	(591)
Charges incurred from prepayment of borrowings(1)	—	4,065	—	4,065	—
Net (gain) loss on sale of property	(313)	64	—	(249)	—
Costs incurred for branch closures(2)	695	2	—	896	—
Core earnings before income taxes	2,300	2,605	2,598	7,698	6,788
Provision for income taxes for core earnings	677	865	769	2,421	2,032
Core earnings	$1,623	$1,740	$1,829	$5,277	$4,756

HF Financial Corp.
Non-GAAP Disclosure Reconciliations
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2015	2014	2014	2015	2014
GAAP diluted earnings per share	$0.10	$(0.12)	$0.28	$0.24	$0.73
Net loss (gain) on sale of securities, net of tax	0.10	—	(0.02)	0.10	(0.06)
Charges incurred from prepayment of borrowings, net of tax	—	0.36	—	0.36	—
Net (gain) loss on sale of property, net of tax	(0.03)	0.01	—	(0.02)	—
Costs incurred for branch closures, net of tax	0.06	—	—	0.07	—
Core diluted earnings per share	$0.23	$0.25	$0.26	$0.75	$0.67

(1) Charges incurred from prepayment of borrowings is included as Other noninterest expense on the income statement.
(2) Branch closure costs include loss on disposal of closed branch fixed assets in noninterest income and other costs associated with the closure and are included in the respective categories within noninterest expenses.